Exhibit 2.1

EQUITY PURCHASE AGREEMENT

Between

TRIAD HUNTER, LLC,

as Seller,

and

GREENHUNTER ENERGY, INC,

as Purchaser,

with respect to

Membership Interests

in

HUNTER DISPOSAL, LLC

Dated as of February 17, 2012

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 17, 2012 is made and entered into between GreenHunter Energy, Inc., a Delaware corporation (the “Purchaser”), and Triad Hunter LLC, a Delaware limited liability company (the “Seller”).

WITNESSETH:

WHEREAS, Seller owns 100% of the membership interests (the “Membership Interests”) in Hunter Disposal, LLC, a Delaware limited liability company ( the “Company”); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, upon the terms and subject to the conditions of this Agreement, the Membership Interests.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement are set forth below:

“Advisors” has the meaning assigned in Section 11.8(a)(ii).

“Affiliate” means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, “control” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities of such Person or by contract or otherwise.

“Agreement” means this Equity Purchase Agreement (including the Exhibits and Schedules attached hereto), as the same may be amended, modified or supplemented from time to time.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form of Exhibit A pursuant to which Seller assigns to Purchaser the Membership Interests and Purchaser accepts the Membership Interests and assumes all obligations of the holder with respect to Membership Interests.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Dallas, Texas are authorized or obligated by law or executive order to be closed.

“Closing” has the meaning assigned in Section 2.4.

“Closing Date” has the meaning assigned in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

“Company” has the meaning assigned in the recitals to this Agreement.

“Company Material Adverse Effect” means an effect that, individually or in the aggregate, is materially adverse to (i) the assets, operation, properties, financial condition or results of operations of the Company, (ii) the value of the Membership Interests or (iii) the ability of Seller to consummate this Agreement or any of the transactions contemplated hereby but excluding any effect resulting from (a) any change in economic, industry or market conditions generally, (b) any continuation of an adverse trend or condition, (c) any change in any Law or regulatory policies, (d) any increases in the costs of commodities or supplies, including fuel, (e) strikes, work stoppages or other labor disturbances, (f) any change in the financial condition or results of operations of the Company caused by the pending sale of the Company to Purchaser, (g) changes in the financial markets and (h) any actions to be taken pursuant to or in accordance with this Agreement.

“Damages” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings).

“Disposal Capacity Agreements” means that certain agreement between Seller and an affiliate of Purchaser and that certain agreement between Seller and the Company pursuant to which such affiliate or Purchaser and the Company, as applicable, agree to reserve for Seller priority water injection disposal well capacity rights and to provide certain services related to the use of such disposal wells. The forms of the Disposal Capacity Agreements are attached hereto as Exhibit B-1 and Exhibit B-2 respectively.

“EBITDA” means the calculation by determining earnings before the deduction of interest expenses, taxes, depreciation and amortization.

“Effective Date” means January 1, 2012.

“Encumbrance” means any mortgage, deed of trust, lien, pledge, claim, option, lease, charge, security interest, assessment, reservation, assignment, hypothecation, defect in title, encroachment or other burden, restrictive covenant, condition or restriction or easement or encumbrance of any kind, whether voluntary or involuntary, choate or inchoate, arising by contract or under any Law and whether or not filed, recorded or otherwise perfected or effective under any Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Environmental Claim” means any suit, action or proceeding before any Governmental Authority or arbitral body, or any claim, in each such case, brought or made by a third party, alleging any liability or obligation for investigation, remediation or corrective action under or violation of or noncompliance with any Environmental Law.

“Environmental Law” means any Law concerning pollution or protection of health, safety, natural resources or the environment or relating to land use, threatened or endangered species, migratory birds or wetlands and includes hazardous substances law.

“Estimated Closing Statement” has the meaning assigned in Section 2.2(b).

“Estimated Closing Statement Amount” has the meaning assigned in Section 2.2(b).

“Exhibits” means the exhibits attached to this Agreement.

“Final Closing Statement” has the meaning assigned in Section 2.2(b).

“Final Closing Statement Amount” has the meaning assigned in Section 2.2(b).

“Financial Statements” means the unaudited balance sheets, statements of income, and statements of sources and applications of funds of the Company, if any, for the three month and nine month period ended September 30, 2011, and the twelve month period ended December 31, 2010.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any state or political subdivision thereof.

“Knowledge” means (i) with regard to Seller or the Company, the actual knowledge of Jim Denny or Kirk Trosclair, without any duty of inquiry or investigation and (ii) with regard to Purchaser, the actual knowledge of Gary C. Evans, Jonathan D. Hoopes or Morgan F. Johnston without any duty of inquiry or investigation.

“Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

“Leasehold Interests” means that certain Injection Lease dated July 8, 2010 by and between the Company and Warren Drilling Company, Inc., and the leasehold improvements situated on the leased real property which is the subject of such lease.

“LLC Agreement” means that certain Limited Liability Company Agreement of Hunter Disposal, LLC dated January 12, 2010.

“Material Contracts” means the following contracts, agreements, leases and licenses, whether written or oral, relating to the business of the Company and to which the Company is a party or by which the Company is bound: (i) all employment, agency or consulting contracts, (ii) any contracts or group of related contracts with the same party for the purchase of products or services with an undelivered balance in excess of $25,000 or that cannot be terminated within twelve (12) months, (iii) all leases of real property, (iv) all leases of personal property with an undelivered balance in excess of $25,000, (v) all contracts or agreements relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company, or (vi) any and all other contracts of the Company not entered into in the ordinary course of business and that are material to the business, financial condition, or results of operations of the Company.

“Membership Interests” has the meaning assigned in the recitals to this Agreement.

“Minimum Working Capital Amount” has the meaning assigned in Section 2.2(b).

“Non-Recourse Person” has the meaning assigned in Section 11.14.

“Order” means any writ, judgment, order, injunction or decree of a Governmental Authority.

“Outstanding Loans” has the meaning assigned in Section 4.7.

“Parties” or “Party” means, as a group, or individually as the case may be, Purchaser or Seller.

“Permitted Encumbrances” means (a) any Encumbrances arising under this Agreement, the LLC Agreement, the Securities Act or other Federal and state securities Laws; (b) those Encumbrances set forth on Schedule 4.7; (c) Encumbrances for Taxes which (i) are not yet delinquent or (ii) are being contested in good faith and for which adequate reserves have been established; (d) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet due; (e) any Encumbrances incurred by or attributable to Seller that are released on or before the Closing; and (f) those Encumbrances incurred by or attributable to Purchaser.

“Perpetual Preferred Stock” means the series of preferred stock issued by the Purchaser, the terms and conditions of which are set forth in the Certificate of Designation of Series C Cumulative Preferred Stock attached hereto as Attachment I.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

“Promissory Note” means a convertible promissory note in the principal amount of $2.2 million (25% of the Purchase Price), bearing interest at 10.0% per annum, with quarterly payments of interest only in the first year, converting to a four (4) year fully amortizing note with quarterly payments of principal and interest thereafter (a five (5) year note in total) (such note shall be convertible at the option of the holder into common stock of Purchaser at a conversion price of $2.50 per share). The form of Promissory Note is attached hereto as Exhibit C.

“Purchase Price” has the meaning assigned in Section 2.2(a).

“Purchase Price Allocation Schedule” has the meaning assigned in Section 2.5.

“Purchaser” has the meaning assigned in the introductory paragraph.

“Purchaser Material Adverse Effect” means an effect that, individually or in the aggregate, is materially adverse to (i) the assets, operation, properties, financial condition or results of operations of Purchaser, (ii) the value of the Perpetual Preferred Stock or (iii) the ability of Purchaser to consummate this Agreement or any of the transactions contemplated hereby but excluding any effect resulting from (a) any change in economic, industry or market conditions generally, (b) any continuation of an adverse trend or condition, (c) any change in any Law or regulatory policies, (d) any increases in the costs of commodities or supplies, including fuel, (e) strikes, work stoppages or other labor disturbances, (f) changes in the financial markets and (g) any actions to be taken pursuant to or in accordance with this Agreement.

“Registration Rights Agreement” means a registration rights agreement pursuant to which Purchaser grants piggyback registration rights to Seller with regard to the Perpetual Preferred Stock of Purchaser and the common stock of Purchaser issued to Seller pursuant to this Agreement. The form of Registration Rights Agreement is attached hereto as Exhibit D.

“Schedules” means the schedules attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned in the introductory paragraph.

“Settlement Date” has the meaning assigned in Section 2.2(b).

“Tank Rental Agreement” means an agreement between Seller and an affiliate of Purchaser pursuant to which such affiliate of Purchaser will provide tank rental services to Seller. The form of Tank Rental Agreement is attached hereto as Exhibit E.

“Taxes” means all income, gross receipts, profits, franchise, sales, use, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers’ compensation, social security, withholding, unemployment, insurance, ad valorem, excise, franchise, stamp, or similar taxes or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local or other political subdivision taxing authority, together with any interest, additions or penalties with respect thereto.

“Tax Return” means any return, report, statement, information or other document including any amendment thereto filed or to be filed or required to be filed or supplied to any federal, state or local Tax authority or any other governmental entity with respect to Taxes.

“Transaction Documents” means this Agreement and any other agreement, instrument, notice or other document contemplated hereby or thereby, including, without limitation, the Promissory Note, the Perpetual Preferred Stock and the Registration Rights Agreement.

“Transfer Taxes” has the meaning assigned in Section 6.3.

“Working Capital” means current assets minus current liabilities, as determined in accordance with GAAP.

1.2 Construction.

Rules of construction to apply to this Agreement are as set forth below:

(a) All Article, Section, Subsection, Schedules and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1 Sale of Membership Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, the Membership Interests, free and clear of any Encumbrances, except for Permitted Encumbrances.

2.2 Purchase Price.

(a) Subject to adjustment as described below, the purchase price shall be Eight Million Eight Hundred Thousand and No/100 Dollars ($8,800,000.00), which is the amount equal to four (4) times the estimated trailing twelve month EBITDA of the Company as of September 30, 2011 (the “Purchase Price”). At Closing, Purchaser shall pay Seller the Purchase Price as follows: (a) cash in the amount of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00), (b) the Promissory Note, (c) shares of the Perpetual Preferred Stock of Purchaser with the value thereof based on liquidation preference at Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00), subject to adjustment as described below, and (d) shares of common stock of Purchaser with a value equal to Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00). The number of common shares shall be based on the volume weighted average price of the common stock of Purchaser during each of the trading days between the Effective Date and the Closing Date. After Closing, Purchaser and Seller shall each have the option to engage a qualified independent accounting firm, mutually agreed upon by Purchaser and Seller, to audit the financial records of the Company for the twelve months ended September 30, 2011 for the sole purpose of determining EBITDA for that period, which audit shall be completed on or before the date ninety (90) Business Days after the Closing. The expenses related to such audit shall be the sole responsibility of the party electing to have such audit performed. In the event either party disputes the results of the audit, the parties agree to use reasonable efforts to resolve such dispute within fifteen (15) days; provided, however, if the parties cannot resolve such dispute within such fifteen (15) day period, either party may send such dispute to arbitration pursuant to the terms of Section 11.15. Any adjustments to the Purchase Price resulting from such audited EBITDA being greater or less than the estimated $2,200,000.00 amount shall be made solely to the Perpetual Preferred Stock component of the total Purchase Price.

(b) Attached hereto as Schedule 2.2(b) is an estimated closing statement as of the Closing Date jointly prepared by the Seller and the Purchaser (the “Estimated Closing Statement”), which Estimated Closing Statement sets forth the cash payment that is to be made by the Seller or MHR (as defined below) to the Company or by the Company to the Seller or MHR as of the Closing Date that will cause the Company to have a working capital balance of (i) $750,000 plus (ii) all net amounts withdrawn from the Company by MHR between the Effective Date and the Closing Date or, if applicable, minus (iii) all net amounts advanced by MHR to the Company between the Effective Date and the Closing Date, taking into consideration all amounts committed by the Company toward the reworking the Company’s Warren disposal well, any doubtful accounts receivable over and above the current reserve set by the Company and any expenditures that should reasonably should have been made in 2011, but were deferred until the period between the Effective Date and the Closing Date, all of the foregoing being set described in reasonable detail on the Estimated Closing Statement, including the attachments thereto (such amount to be paid as of the Closing Date being referred to as the “Estimated Closing Statement Amount”). Within sixty (60) days after Closing, Purchaser shall provide to Seller a revised closing statement as of the Closing Date in the same format as the Estimated Closing Statement (the “Final Closing Statement”) that has been adjusted to correct any inaccuracies in the Estimated Closing Statement and shall specify the actual amount that should have been paid as of the Closing Date (the “Final Closing Statement Amount”). Inaccuracies with respect to commitments by the Company toward the reworking of the Warren disposal well shall include only amounts committed by the Company prior to the Closing Date that differ from that set forth in the Estimated Closing Statement. Inaccuracies with respect to doubtful accounts receivable will include only amounts actually collected during the described period that were listed as doubtful in the Estimated Closing Statement. Inaccuracies with respect to deferred expenditures shall include only incorrect amounts for the expenditures already listed. Purchaser shall provide to Seller access to the appropriate Purchaser personnel and all supporting financial statements, work sheets and other documentation used to produce the Final Closing Statement. In the event Seller disputes the Final Closing Statement, the parties agree to use reasonable efforts to resolve such dispute within fifteen (15) days; provided, however, if the parties cannot resolve such dispute within such fifteen (15) day period, either party may send such dispute to arbitration pursuant to the terms of Section 11.15. If, upon the agreement of Seller and Purchaser, or the final resolution of the dispute pursuant to the terms of Section 11.15 (the “Settlement Date”), the Final Closing Statement Amount is more than the Estimated Closing Statement Amount, then Seller shall, within five (5) days after the Settlement Date, pay to Purchaser an amount in cash equal to such deficiency. If upon the Settlement Date, the Final Closing Statement Amount is less than the Estimated Closing Statement Amount, then Purchaser shall, within five (5) days after the Settlement Date, pay to Seller an amount in cash equal to such excess.

2.3 Acceptance of Membership Interests. On the Closing Date all rights, duties, obligations and responsibilities associated with the ownership of the Membership Interests, from and after the Effective Date, shall transfer to Purchaser, and all allocations and distributions by the Company with respect to the Membership Interests from and after the Effective Date, other than those certain distributions made by the Company to Seller pursuant to Section 6.5, shall be the sole property of Purchaser once the Closing shall have occurred.

2.4 Closing. Subject to the provisions of Article IX, the closing (the “Closing”) shall take place at the offices of BoyarMiller at 10:00 A.M. Houston, Texas time, as soon as practicable after all of the conditions set forth in Sections 7.1 and 8.1 of this Agreement have been satisfied or waived (but in any event no more than two Business Days after such conditions are satisfied) (the date on which the Closing is actually held is referred to herein as the “Closing Date”), or at such other place or on such other date as is mutually agreeable to Purchaser and Seller. At the Closing, and subject to the terms and conditions hereof, the following will occur:

(a) Deliveries by Seller. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

(i) the Assignment and Assumption Agreement;

(ii) the Registration Rights Agreement, executed by Seller;

(iii) the Disposal Capacity Agreements, executed by Seller;

(iv) the Tank Rental Agreement, executed by Seller;

(v) evidence reasonably satisfactory to Purchaser that each of the Outstanding Loans has been paid in full;

(vi) the Estimated Closing Statement;

(iii) certified resolutions of the sole member of the Seller authorizing the execution and delivery of this Agreement and the transaction contemplated herein;

(iv) the resignations of all officers and directors of the Company;

(v) long-form certificates from the Secretary of State of the State of Delaware, dated not earlier than two (2) days prior to the Closing Date with respect to the existence and good standing of the Company;

(vi) the Seller shall have delivered or made arrangements satisfactory to Purchaser to deliver to the Purchaser all of the books and records of the Company; and

(vii) any other documents or instruments reasonably required by Purchaser to consummate the transactions contemplated by this Agreement.

In addition, at the Closing, the Seller shall pay or cause to be paid to the Company the Estimated Closing Statement Amount.

(b) Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i) the cash portion of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date;

(ii) the Assignment and Assumption Agreement, executed by Purchaser;

(iii) the Disposal Capacity Agreements, executed by Purchaser or its affiliate, as applicable;

(iv) the Tank Rental Agreement, executed by Purchaser or its affiliate, as applicable;

(v) the Estimated Closing Statement;

(vi) the Promissory Note, executed by the Purchaser;

(vii) the Registration Rights Agreement, executed by the Purchaser;

(viii) shares of the Purchaser’s Perpetual Preferred Stock in the liquidation amount as determined by Section 2.2;

(ix) the number of shares of the Purchaser’s Common Stock equal in value to the amount described in Section 2.2;

(x) certified resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the transactions contemplated herein; and

(xi) any other documents or instruments reasonably required by Seller to consummate the transactions contemplated by this Agreement.

2.5 Treatment and Allocation of Purchase Price.

(a) The Parties intend for the purchase of the Membership Interests pursuant to this Agreement to be treated for U.S. federal income tax purposes (and state and local Tax purposes where applicable) as if Purchaser purchased the assets of the Company (subject to its liabilities). The Parties shall each report, and shall cause their Affiliates (including the Company) where applicable to report, the purchase of the Membership Interests pursuant to this Agreement consistent with such intended treatment for all U.S. federal income tax purposes (and state and local Tax purposes where applicable). Except as otherwise required by Law, the Parties agree that they shall not, and shall not permit their Affiliates (including the Company) to, take a position on any Tax Return or any other document, or to take a position for any other purpose, that is inconsistent with such intended treatment.

(b) The Parties agree that the Purchase Price shall be allocated among the assets of the Company in accordance with the attached Schedule 2.5 (the “Purchase Price Allocation Schedule”). Seller and Purchaser shall each prepare and timely file IRS Form 8594 “Asset Acquisition Statement Under Section 1060” and any similar forms prescribed under state or local Law consistent with the Purchase Price Allocation Schedule. Any adjustment to the Purchase Price pursuant to this Agreement shall be allocated among the assets of the Company consistent with the Purchase Price Allocation Schedule. Except as otherwise required by Law, the Parties agree that they shall not, and shall not permit their Affiliates (including the Company) to, take a position on any Tax Return or any other document, or to take a position for any other purpose, that is inconsistent with the Purchase Price Allocation Schedule. Each of Seller and Purchaser agrees to provide the other promptly with any information required to complete Form 8594 and any other similar Tax forms prescribed under applicable state or local Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as otherwise disclosed in this Agreement or in any Exhibit or Schedule attached hereto, Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Requisite Power. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign limited liability company in each other jurisdiction in which the nature of its business or the character of its properties requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Company Material Adverse Effect and has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and execute, deliver and perform this Agreement.

3.2 Authorization; No Conflict; No Default.

(a) The execution, delivery and performance by Seller of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action of Seller.

(b) Except as disclosed on Schedule 3.2, the execution, delivery and performance by it of this Agreement and the consummation by Seller of the transactions contemplated hereby will not:

(i) violate or conflict with any provisions of its certificate of formation or limited liability company agreement,

(ii) violate or conflict with any Law applicable to it or any Order of any Governmental Authority having jurisdiction over it, which violation or conflict could reasonably be expected to have a Company Material Adverse Effect, or

(iii) violate or conflict with or constitute (with due notice or lapse of time or both) a default under, any note, bond, mortgage, indenture, license, lease, contract or other instrument to which it is a party, which violation, conflict or default could reasonably be expected to have a Company Material Adverse Effect.

3.3 Validity. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

3.4 Consents and Approvals. Except as disclosed on Schedule 3.4, to its Knowledge, no registration or filing with, or consent or approval of or other action by, any Governmental Authority or any other Person, is or will be necessary for the valid execution, delivery and performance by Seller of this Agreement, other than filings, notices of change of ownership, consents and approvals which may be required to be made or obtained pursuant to the LLC Agreement.

3.5 Membership Interests. All of the Membership Interests are owned of record and beneficially by Seller. All of the Membership Interests have been validly issued, and are fully paid and non-assessable. The Membership Interests represent all of the membership units in the Company. Except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the Membership Interests or other membership units or equity interests in the Company. There are no voting trusts or other agreements or understandings to which Seller is a party with respect to the voting of the Membership Interests. There is no indebtedness of the Company having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Membership Interests or any securities convertible into or exchangeable for any Membership Interests. Except as disclosed on Schedule 3.5, Seller has valid and marketable title to the Membership Interests free and clear of any Encumbrances.

3.6 Litigation. There is no litigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller which relates to, or could affect or interfere with the consummation of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement.

3.7 Brokers. Seller and its Affiliates (including the Company) do not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser, any of Purchaser’s Affiliates or the Company could become liable or obligated. For the avoidance of doubt, any and all amounts owed to Statesman Business Advisors, LLC or its affiliates (“Statesman”), by Magnum Hunter Resources Corp., a Delaware corporation and parent of Seller (“MHR”), under any separate agreements between MHR and Statesman shall be the sole responsibility and obligation of MHR.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE ASSETS OF THE COMPANY

Except as otherwise disclosed in this Agreement or in any Exhibit or Schedule attached hereto, Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign limited liability company in each other jurisdiction in which the nature of its business or the character of its properties requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Company Material Adverse Effect.

4.2 Power and Authority. The Company has all necessary limited liability company power and authority to own, or hold under lease and operate its properties, and to carry on its business as it is now conducted.

4.3 No Conflict; No Default. Except as disclosed on Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby will not:

(a) violate or conflict with any provisions of the Company’s certificate of formation or limited liability company agreement,

(b) violate or conflict with any Law applicable to the Company or any Order of any Governmental Authority having jurisdiction over it, which violation could reasonably be expected to have a Company Material Adverse Effect, or

(c) violate or conflict with or constitute (with due notice or lapse of time or both) a default under any note, bond, mortgage, indenture, license, lease, contract or other instrument or obligation to which the Company is a party, which violation, conflict or default could reasonably be expected to have a Company Material Adverse Effect.

4.4 Compliance with Law. To its Knowledge, except as disclosed on Schedule 4.4, the Company is in compliance with all applicable Laws and is not in default with any Order served upon such Company, except for such non-compliance or default which could not reasonably be expected to have a Company Material Adverse Effect.

4.5 Litigation. To its Knowledge, except as disclosed on Schedule 4.5, there is no action, suit, claim or proceeding (including any arbitration proceeding) pending, or threatened, against the Company or relating to the Membership Interests, in each case at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which action, suit, claim or proceeding (including any arbitration proceeding) could reasonably be expected to have a Company Material Adverse Effect.

4.6 Validity of Leasehold Interests. The Leasehold Interests are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term set forth under such lease. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default of any of the leases.

4.7 Title to Assets. The Company has good and valid title to all of the tangible personal property that is material to the business of the Company as currently conducted, free and clear of all Encumbrances, except for the Permitted Encumbrances set forth on Schedule 4.7. With respect to the Leasehold Interest: (i) the Company has a valid and assignable interest or estate in such Leasehold Interest, free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) such Leasehold Interest is in full force and effect, valid and enforceable by and against the Company in accordance with its terms; and (iii) the Closing will not affect the enforceability against any Person of the Leasehold Interest or the rights of Purchaser to the continued use and possession of the real property that is the subject of the Leasehold Interest for the conduct of business as currently conducted. Notwithstanding their being included as Permitted Encumbrances, the Company has paid (or caused to be paid) all obligations owed by the Company pursuant to (i) that certain Loan and Security Agreement, Note and Guaranty Agreement in favor of WesBanco Bank, Inc., dated December 27, 2011, in the original principal amount of $290,000; and (ii) that certain auto loan secured by a GMC Yukon in favor of Ally (collectively, the “Outstanding Loans”).

4.8 Financial Statements. The Financial Statements fairly present in all material respects the financial condition of the Company as of the date of the balance sheet and the results of operations and cash flows of the Company for the fiscal year (or portion thereof) ended on such date in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a Company Material Adverse Effect).

4.9 Material Contracts. Schedule 4.9 lists all of the Material Contracts to which the Company is a party or by which the Company or its assets are bound. True and complete copies of all such written Material Contracts have been made available to Purchaser, together with all written amendments, modifications or supplements thereto. Material Contracts have not been assigned by the Company, modified, supplemented or amended except as set forth in Schedule 4.9, are valid, binding, and enforceable against the Company and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 4.9, continue in full force and effect without penalty or other adverse consequence. Except as disclosed on Schedule 4.9, to the Knowledge of Seller, neither the Company nor any other party thereto is in material breach of or default under any Material Contract and no event has occurred that with the lapse of time or the giving of notice or both could constitute a material breach or material default by the Company nor any other party thereunder. Except as disclosed on Schedule 4.9, to the Knowledge of Seller, neither Company nor Seller has delivered to, or received from, any party to any Material Contract (i) a notice of dispute, termination, cancellation, repudiation, non-renewal or assertion of breach with respect to such Material Contract, (ii) a notice of force majeure under such Material Contract or (iii) a notice of breach of warranty or indemnification claim.

4.10 Taxes. The Company has duly filed or had filed on its behalf all material Tax Returns required to be filed by it and all Taxes, assessments and other charges shown to be due and payable on such Tax Returns have been duly paid. All material Tax Returns filed by or with respect to the Company are true, complete and correct in all material respects and were filed on a timely (taking into account any extensions) basis. There are no Encumbrances (except Permitted Encumbrances) for unpaid or delinquent Taxes upon any assets or properties of the Company and the Company is not delinquent in the payment of any Taxes, or related assessments or other charges or deposits, except for any Encumbrances or delinquencies which could not reasonably be expected to have a Company Material Adverse Effect. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes of the Company, and the Company has not received written notice from any Governmental Authority of any such pending audits or proceedings. The Company has not (i) requested (or had requested on its behalf) any extension of time within which to file any Tax Return required to be filed by the Company which extension of time is currently in effect, (ii) executed (or had executed on its behalf) any waivers of the statute of limitations that have not yet expired for any Taxes required to be paid by the Company or Tax Return required to be filed by the Company, or (iii) granted any powers of attorney with respect to any Tax matter which is currently in force. Seller is not a “foreign person” for purposes of Treasury Regulation Section 1.1445-2(b)(2). The Company is not currently classified as a partnership for U.S. federal income tax purposes. The Company has complied in all material respects with all Laws relating to the payment and withholding of Taxes. There are no tax sharing agreements, tax settlement agreements, arrangements, policies or guidelines, formal or informal, express or implied between the Company and Seller or an Affiliate of Seller that would impose any liability for Taxes on the Company after Closing.

4.11 Environmental Claims. Except as set forth in Schedule 4.11:

(a) The Company is not subject to any outstanding judgment, decree, or judicial order relating to compliance by the Company with any Environmental Law or to investigation or cleanup of hazardous substances under any Environmental Law.

(b) There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against the Company before any Governmental Authority under any Environmental Law, except those which could not reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of Seller, there have been no discharges, emissions or other releases of hazardous substances by the Company that are or were required to be investigated or reported under any Environmental Law, except those which could not reasonably be expected to have a Company Material Adverse Effect.

4.12 No Subsidiaries. The Company does not own or hold, directly or indirectly, and has no right or obligation to acquire, any equity or other ownership interest in any other corporations, limited liability companies, partnerships, joint ventures or other entities.

4.13 Disclosure. No representation or warranty or other statement made by the Company in this Agreement, the certificates to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, and any and all reports made or issued, or that may be made or issued prior to the Closing Date by the Company contains or will contain any untrue statement or omits or will omit a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization and Requisite Power. It is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign corporation in each other jurisdiction in which the nature of the business transacted by it or the character of the properties owned by it requires such licensing or qualification, except where the failure to be so licensed or qualified could not reasonably be expected to have a Purchaser Material Adverse Effect and has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and execute, deliver and perform this Agreement.

5.2 Authorization; No Conflict; No Default.

(a) The execution, delivery and performance by it of its obligations under this Agreement and the other Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Purchaser.

(b) The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby will not:

(i) violate or conflict with any provisions of its certificate of incorporation or bylaws,

(ii) violate or conflict with any Law applicable to it or any Order of any Governmental Authority having jurisdiction over it, which violation or conflict could reasonably be expected to have a Purchaser Material Adverse Effect, or

(iii) violate or conflict with or constitute (with due notice or lapse of time or both) a default under, any note, bond, mortgage, indenture, license, lease, contract or other instrument or obligation to which it is a party.

5.3 Validity. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

5.4 Issuance of Perpetual Preferred and Common Stock. The Perpetual Preferred Stock and Common Stock of the Purchaser has been duly authorized for such issuance and, when issued and delivered by the Purchaser in accordance with the provisions of this Agreement, will be validly issued, fully paid, and non-assessable. The issuance of the Perpetual Preferred and Common Stock under this Agreement are not subject to any preemptive or similar rights. The terms of the Promissory Note and the Perpetual Preferred Stock do not breach or conflict with the terms of any other agreement to which Purchaser is a party or its assets are bound.

5.5 Consents and Approvals. No registration or filing with, or consent or approval of or other action by, any Governmental Authority or any other Person, is or will be necessary for the valid execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents, other than filings, notices of change of ownership, consents and approvals which may be required to be made or obtained pursuant to the LLC Agreement.

5.6 No Knowledge of Certain Conditions. To the Knowledge of Purchaser, there are no facts or circumstances that would constitute a breach by Seller of any representation or warranty made by Seller in this Agreement.

5.7 Investment Representations. Purchaser is a sophisticated institution which is an “accredited investor” as defined in Section 2(15) and Rule 501 under the Securities Act. Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of an investment in the Membership Interests. Purchaser understands that it is receiving the Membership Interests in a private placement and that the Membership Interests are not registered under the Securities Act, the securities laws of any state or any other jurisdiction. Purchaser represents and warrants to Seller that it is acquiring the Membership Interests for its own account and not with a view to its resale, distribution or other disposition.

5.8 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company, which investigation, review and analysis was done by Purchaser and its Affiliates and, to the extent Purchaser deemed necessary or appropriate, by Purchaser’s representatives. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purposes. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforesaid investigation, review and analysis and not on any factual representations of Seller, the Company or any of Seller’s or the Company’ representatives other than the specific representations and warranties of Seller set forth in this Agreement.

5.9 Financial Statements. The Purchaser has furnished to the Seller (i) its audited consolidated balance sheet, statements of income and retained earnings, statements of cash flows and notes to the financial statements relevant thereto, as of December 31, 2010, and (ii) its quarterly unaudited consolidated balance sheet, statements of income and retained earnings, statements of cash flows and notes to the financial statements relevant thereto for the quarters ending March 31, 2011, June 30, 2011 and September 30, 2011 (collectively, the Purchaser Financial Statements”). The Purchaser Financial Statements reflect the then current assets and liabilities of the Purchaser and its subsidiaries pursuant to generally accepted accounting principles applied on a consistent basis with prior periods. The Purchaser Financial Statements reflect all liabilities of the Purchaser and its subsidiaries, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date thereof. All reserves shown in the Purchaser Financial Statement are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Purchaser Financial Statements, the Purchaser and its subsidiaries are not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and the Purchaser knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

5.10 Disclosure. No representation or warranty or other statement made by Purchaser in this Agreement, the certificates to be delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, and any and all reports and filings made or issued, or that may be made or issued prior to the Closing Date by Purchaser pursuant to the Securities Act or the Securities Exchange Act of 1934, including, without limitation, the Form S-1 filed most recently to the date of this Agreement, that certain Form 10-K filed April 1, 2011, that certain Form 10-Q filed November 14, 2011 and that certain Form 8-K filed November 23, 2011, contains or will contain any untrue statement or omits or will omit a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Further Assurances. From time to time, as and when requested by either Party hereto, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall use its commercially reasonable efforts to take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to consummate this Agreement and the transactions contemplated hereby and thereby, including, without limitation, such actions as are necessary or desirable in connection with obtaining any third party consent or any regulatory filings as either Party may undertake in connection herewith.

6.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing, except as required by this Agreement, under applicable Law or with Purchaser’s written consent which consent will not be unreasonably withheld, delayed or conditioned, Seller shall cause the Company to (i) conduct its business only in the ordinary course of business consistent with the past practices of the Company; (ii) use its commercially reasonable efforts to preserve intact its current business organization and maintain its relations with suppliers and customers as currently conducted; (iii) operate in all material respects in accordance with applicable Law; and (iv) not make any material modification of any Material Contract or any permit, license or authorization issued by any Governmental Authority.

6.3 Transfer Taxes; Tax Election. All stamp, documentary, transfer, sales, use, real property transfer, recording, stock transfer and other similar taxes and fees (“Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Purchaser, and Purchaser at its own expense shall file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Seller shall join the execution of any such Tax Returns or other documentation.

6.4 Bring-down of Schedules. As of a date no later than three (3) Business Days prior to the scheduled date of the Closing, Seller shall provide Purchaser with any and all revisions, modifications and updates to the Schedules such that the Schedules will be true and correct in all material respects as of such date. To the extent that such revisions, modifications and updates do not, either individually or in the aggregate, represent a Company Material Adverse Effect, then such revisions, modifications and updates will be deemed to be automatically incorporated into the Schedules.

6.5 Distributions. Provided that such distribution does not cause the Company to have a working capital balance less than the Minimum Working Capital Amount as of the Closing Date, Purchaser and Seller agree that the Company may make any and all distributions to Seller not specifically prohibited by this Agreement prior to the Closing Date.

6.6 Disposal Capacity and Tank Rental Agreements.

(a) Purchaser shall reserve for Seller priority water injection disposal well capacity rights in the disposal wells acquired by Purchaser pursuant to the transactions contemplated by this Agreement (the “Original Disposal Wells”), and certain other disposal wells owned by Purchaser during the period commencing on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date, pursuant to the terms of the Disposal Capacity Agreements. Seller shall have the option, in its sole discretion, to extend the term of the Disposal Capacity Agreements for three (3) additional years by providing written notice to Purchaser not less than sixty (60) days prior to the expiration of the initial five (5) year term.

(b) So long as (i) the Disposal Rights Agreement is in effect and (ii) Purchaser is not in breach of any agreement between Purchaser and Seller or any of its Affiliates, Seller shall use the products and services set forth in the Tank Rental Agreement, at the then current fair market value for such products and services, for all of its water disposal requirements within a one hundred mile radius of the Original Disposal Wells, pursuant to the terms of the Tank Rental Agreement.

6.7 Consents and Approvals. Purchaser and Seller shall each use commercially reasonable efforts to obtain, and in the case of Seller, cause the Company to obtain, all necessary consents, waivers, authorizations and approvals of and to make all necessary filings with all Governmental Authorities, and of all other Persons, required in connection with the execution, delivery and performance by them of this Agreement, and each of Purchaser and Seller shall cooperate fully with the other in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.

6.8 Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of Seller and Purchaser will use commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable, consistent with applicable Law, to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

6.9 Retention of and Access to Records of the Company. Purchaser and Seller agree that Seller shall be permitted to keep a copy of the pre-Closing books and records of the Company. After the Closing, upon the written request of Seller, Purchaser shall cause the Company to provide to Seller, during normal business hours, access to the books and records, files, papers and documents of the Company that are related to the pre-Closing business of the Company. Purchaser agrees to preserve and keep records relating to the business of the Company for a period of seven (7) years from the Closing Date and to make such records and Purchaser’s personnel available to Seller as may be reasonably required by Seller (i) in connection with, among other things, any insurance claims by or legal proceedings against Seller or any of its Affiliates, or (ii) in order to enable Seller to comply with its obligations under this Agreement or any Transaction Document. In the event that Purchaser wishes to destroy such records after that time, Purchaser shall first give ninety (90) days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

6.10 Financial Reporting. If for any reason Purchaser does not file the financial statements described below with the Securities and Exchange Commission on or before the date required herein, then for so long as the Promissory Note remains outstanding, or Seller holds any of the Perpetual Preferred Stock, Purchaser shall provide to Seller:

(a) as soon as available, but in no event later than the date that is ninety (90) days after the close of Purchaser’s fiscal year, a copy of the annual audited financial statements of Purchaser, prepared by Purchaser in conformity with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding fiscal year, and certified by an appropriate executive officer of Purchaser, consisting of a balance sheet, a statement of earnings and surplus, and a statement of cash flow; and

(b) within forty-five (45) days after the close of each quarter of the fiscal year of Purchaser, the unaudited financial statements as of the end of such quarter, prepared in conformity with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding fiscal period, consisting of a balance sheet as of the end of such quarter and for the year to date, a statement of earnings and surplus for such quarter and for the year to date and a statement of cash flow for such quarter and for the year to date, all certified by an appropriate executive officer of Purchaser.

6.11 Post Closing Settle-up. If for any reason payments owing to the Company are made to Seller or MHR after the Closing, Seller shall promptly pay or, if applicable, cause MHR to promptly pay such amounts to the Company. If for any reason, funds belonging to Seller or MHR are paid to the Company or Purchaser after the Closing, then Purchaser shall promptly pay or cause the Company to promptly pay such funds to Seller or MHR.

6.12 Collection of Accounts Receivable. Purchaser will cause the Company to use its commercially reasonable best efforts (which shall include telephone follow up, letters where necessary and other reasonable action short of filing suit) to collect all accounts receivable that are outstanding as of the date hereof. Upon collection of any accounts receivable that were included in the doubtful accounts or the reserve for bad debt, as described in more detail on the Estimated Closing Statement, Purchaser shall cause such collected amounts to be promptly paid to Seller. Upon request by Seller, Purchaser shall cause the Company to provide an update with respect to the collection of accounts receivable and answer all reasonable questions with respect thereto. In the event that the Company has suspended any efforts to collect a particular account receivable that was included in the doubtful accounts or the reserve for bad debt, upon request of Seller, Purchaser shall cause the Company to assign such account receivable(s) to Seller.

ARTICLE VII

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

7.1 Purchaser’s Conditions. The obligations of Purchaser under this Agreement shall be subject to the satisfaction in full (or written waiver by Purchaser), at or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller contained herein and in any other document or certificate delivered by the Seller or the Company pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and the Closing Date and Seller shall have delivered to Purchaser a certificate of an officer of Seller, dated as of the Closing Date, certifying the same.

(b) Seller shall have performed and complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Seller and the Company shall have obtained all third-party consents necessary for the valid execution, delivery and performance of this Agreement.

(d) Seller shall have caused all Encumbrances, other than the Permitted Encumbrances, related to the Membership Interests and the assets of the Company to be released.

(e) Seller shall have delivered to Purchaser all of the deliveries set forth in Section 2.4(a).

(f) Since the date of this Agreement, there shall have been no events causing a Company Material Adverse Effect.

(g) Purchaser shall have obtained committed financing for the cash portion of the Purchase Price on terms and conditions acceptable to Purchaser in its sole discretion.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

8.1 Seller’s Conditions. The obligations of Seller under this Agreement shall be subject to the satisfaction in full (or written waiver by Seller), at or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Purchaser contained herein and in any other document or certificate delivered by Purchaser pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and the Closing Date and Purchaser shall have delivered to Seller a certificate of an officer of Purchaser, dated as of the Closing Date, certifying the same.

(b) Purchaser shall have performed and complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No preliminary or permanent injunction or other order issued by any Governmental Authority, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Authority, shall have been instituted by any Governmental Authority or other person or threatened by any Governmental Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

(d) Purchaser shall have delivered to Seller all of the deliveries set forth in Section 2.4(b).

(e) Since the date of this Agreement, there shall have been no events causing a Purchaser Material Adverse Effect.

(f) The common stock of Purchaser shall be approved for listing by NYSE Amex Equities.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated and the consummation of the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser:

(i) if the Closing has not occurred on or before March 1, 2012 (the “Termination Date”); provided, however, that the party seeking to terminate is not in breach of or default under this Agreement; or

(ii) if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its commercially reasonable efforts to prevent the entry of and to remove such order, decree, ruling or final action;

(c) by Purchaser if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Sections 7.1(a) or 7.1(b), and (ii) cannot be cured prior to the Termination Date; and

(d) by Seller if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Sections 8.1(a) or 8.2(b), and (ii) cannot be cured prior to the Termination Date.

The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than pursuant to Sections 9.1(a) or 9.1(b)(i)) shall give notice of such termination to the other Party.

9.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Purchaser prior to the Closing pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of Purchaser or Seller or their respective officers or directors (except as set forth in Section 6.9 and Articles X and XI, all of which shall survive the termination). Notwithstanding the foregoing, (i) if Purchaser terminates this Agreement pursuant to Section 9.1(c), Purchaser’s right to pursue all legal remedies shall survive termination unimpaired and (ii) if Seller terminates this Agreement pursuant to Section 9.1(d), Seller’s right to pursue all legal remedies shall survive termination unimpaired.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1 Non-Survival of Representations and Warranties.

(a) Except as set forth in Section 10.1(b), the representations and warranties contained in Articles III, IV, V and Section 11.8 shall survive the Closing and remain in full force and effect for a period of six months from the Closing Date. No other representations, warranties, covenants or agreements of Seller or Purchaser contained herein shall survive the Closing except for the covenants and agreements contained in Articles VI, X and XI of this Agreement and the covenants and agreements contained in the other Transaction Documents, which shall survive the Closing in accordance with their respective terms.

(b) The representations and warranties of (i) the Seller contained in Section 3.1 (Organization and Requisite Power), Section 3.2 (Authorization), Section 3.4 (Consents) and Section 3.7 (Brokers), (ii) the Company contained in Section 4.1 (Organization), Section 4.2 (Power and Authority) and (iii) of Purchaser contained in Section 5.1 (Organization and Requisite Power), Section 5.2 (Authorization), Section 5.5 (Consents and Approvals), Section 5.7 (Investment Representation), Section 5.8 (Independent Investigation) and Section 5.10 (Disclosure) shall survive indefinitely.

(c) The sole and exclusive remedy for any breach of any representation and warranty contained in Articles III, IV or V shall be pursuant to Section 10.2 hereof. NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(d) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTERESTS IN THE COMPANY ARE BEING TRANSFERRED THROUGH THE SALE OF THE MEMBERSHIP INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND THE COMPANY ASSETS OR THE PROSPECTS (FINANCIAL, MARKET OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND THE COMPANY’ ASSETS.

10.2 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless, subject to the limitation set forth in this Section 10.2, Purchaser and its Affiliates from and against any Damages arising from or in connection with (i) any inaccuracy or breach of any representation or warranty of Seller or the Company contained in this Agreement or (ii) the breach of any covenant or agreement of Seller or the Company contained this Agreement.

(b) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any and all Damages arising from or in connection with (i) any inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or (ii) the breach of any covenant or agreement of Purchaser contained in this Agreement or in any of the other Transaction Documents.

(c) Notwithstanding anything herein to the contrary, no indemnification shall be available to Purchaser under Section 10.2(a)(i) hereof or to Seller under Section 10.2(b)(i) hereof unless and until the aggregate amount of Damages that would otherwise be subject to indemnification, exceeds 1% of the Purchase Price (the “Deductible Amount”), in which case the party entitled to such indemnification shall be entitled to receive only the amounts in excess of the Deductible Amount.

(d) The maximum aggregate liability of Seller under this Agreement for breaches of its representations and warranties contained herein shall be 50% of the Purchase Price. The maximum aggregate liability of Purchaser under this Agreement for breaches of its representations and warranties contained herein shall be 50% of the Purchase Price.

(e) At Seller’s sole option, any indemnification by the Seller to the Purchaser may be paid to the Purchaser by the Seller delivering to the Purchaser a number of shares of Perpetual Preferred Stock determined by dividing the aggregate dollar value of the indemnifying claim by the liquidation value of the Perpetual Preferred Stock as of the date the indemnification obligation is owed by Seller to Purchaser.

(f) The obligations and liabilities of Seller to indemnify Purchaser under Section 10.2(a) and the obligations and liabilities of Purchaser to indemnify Seller under Section 10.2(b) resulting from the assertion of any Damages by third parties shall be subject to the following terms and conditions:

(i) The Party seeking indemnification (the “Indemnified Party”) shall give notice to the Party from which indemnification is sought (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim which might give rise to a claim for Damages, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that the Indemnified Party may participate in such defense at its own expense (unless the Indemnified Party shall have reasonably concluded, based upon a written opinion of outside counsel, that there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of one separate firm of counsel shall be at the expense of the Indemnifying Party); and provided further that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder unless the Indemnifying Party is actually and materially prejudiced thereby.

(ii) An Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation.

(iii) An Indemnified Party shall furnish such information regarding itself or the claim in question as such Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

ARTICLE XI

MISCELLANEOUS

11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by the written agreement of Purchaser and Seller.

11.2 Waiver of Compliance. Any failure of any Party to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Party to whom such obligation is owed, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) overnight delivery service. Notices shall be sent to the appropriate Party as its address or facsimile number given below (or at such other address or facsimile number for such Party as shall be specified by notice given hereunder).

If to Purchaser, to:	GreenHunter Energy, Inc. 1048 Texan Trail Grapevine, TX 76051 Attention: Jonathan D. Hoopes – President and COO Facsimile: 972-410-1066

If to Seller to:	Triad Hunter, LLC 777 Post Oak Blvd. Suite 650 Houston, Texas 77056 Attention: Paul Johnston – General Counsel Facsimile: 832-369-6992

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above by first class certified mail, postage prepaid. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

11.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without prior written consent of Seller, on the one hand, and Purchaser, on the other hand. Nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than the indemnification rights expressly granted to Affiliates of Purchaser and Seller pursuant to Article X.

11.5 Entire Agreement. This Agreement, including all Exhibits and Schedules hereto, embody the entire agreement and understanding of the Parties hereto and thereto and supersede all prior agreements and understandings among the Parties. In the event of any conflict between the terms of this Agreement and the terms of the Disposal Capacity Agreements or the Tank Rental Agreement, the terms of this Agreement will govern.

11.6 Expenses. Each Party will pay its own expenses in connection with this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

11.7 Press Releases and Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated hereby (including, without limitation, the terms and conditions of this Agreement) shall be issued or made without the prior written approval of the Parties hereto. The foregoing shall not prohibit any disclosure required by Law, provided that the disclosing Party shall use its commercially reasonable efforts to consult with the other Party in advance of such disclosure.

11.8 Purchaser Acknowledgments.

(a) Purchaser hereby expressly acknowledges the following:

(i) Neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Company or the Membership Interests not expressly included in this Agreement, including all Exhibits and Schedules attached hereto.

(ii) Purchaser, alone or together with any advisers (“Advisers”) Purchaser has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of this type and in the business of the Company, and is therefore capable of evaluating the risks and merits of acquiring the Membership Interests.

(iii) Purchaser, alone or together with its Advisers, has relied on its own independent investigation, and has not relied on any information or representations furnished by Seller or any representative or agent thereof or any other Person (except as specifically set forth herein including the Exhibits hereto), in determining to enter into this Agreement.

(iv) Purchaser has conducted satisfactory due diligence with respect to the Company.

(b) Notwithstanding anything to the contrary herein, neither the receipt of such information nor the conduct of such investigation by Purchaser or any of its Advisors acknowledged in this Section 11.8 shall modify, amend or otherwise affect Purchaser’s right to rely on Seller’s representations and warranties contained in this Agreement.

11.9 DISCLAIMER REGARDING ASSETS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR OPERATIONS OF THE COMPANY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY, AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF, OR THE RIGHTS OF THE COMPANY IN, OR ITS TITLE TO, THE ASSETS, OR ANY PART THEREOF, OR WHETHER THE COMPANY POSSESSES SUFFICIENT REAL OR PERSONAL PROPERTY INTERESTS TO OWN OR OPERATE SUCH ASSETS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR ANY OF ITS REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SUCH ASSETS.

11.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH PARTY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF DALLAS, TEXAS FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

11.13 No Third-Party Beneficiaries. Nothing in this Agreement will be construed as giving any Person other than the Parties and their permitted successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, other than the indemnification rights expressly granted to Affiliates of Purchaser and Seller pursuant to Article X.

11.14 Non-Recourse Obligations. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed that there shall be absolutely no liability on the part of any of the members, partners, shareholders, owners or Affiliates of either Party or any of their respective directors, managers, officers, employees or agents (each, a “Non-Recourse Person”) for the payment of any amount due or the performance of any obligation by such Party under this Agreement. In the event of any breach of this Agreement by a Party, recourse shall be had only from and to the extent of the assets of such Party and subject to the other limitations contained in this Agreement, and each Party agrees that it shall neither seek nor obtain, nor be entitled to seek or obtain, any deficiency or other judgment against any Non-Recourse Person in respect to such breach.

11.15 Dispute Resolution. Purchaser and Seller agree that if they are unable to resolve any dispute that arises in connection with any audit performed pursuant to Section 2.2(a), then prior to seeking any other remedies, including arbitration or litigation, the Parties shall apply to the American Arbitration Association (the “AAA”), for a single arbitrator to assist in the resolution of the dispute in accordance with the rules applicable to AAA-sponsored proceedings. The fees, costs and expenses of the arbitration shall be shared evenly by the Parties. The arbitration hearing shall be held in Houston, Harris County, Texas. The Commercial Arbitration Rules of the AAA, as supplemented hereby, shall apply to the arbitration. The substantive laws of the State of Texas (excluding conflict of laws provisions) shall also apply to the arbitration. The arbitration hearing shall be concluded within ten (10) days unless otherwise ordered by the arbitrator, and the award thereon shall be made within fifteen (15) days after the close of submission of evidence. A decision rendered by the arbitrator shall be final and binding on all Parties to the proceeding and non-appealable.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO

EQUITY PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.

SELLER:

TRIAD HUNTER, LLC

By: /s/ James W. Denny, III

Name: James W. Denny, III

Title: President and COO

PURCHASER:

GREENHUNTER ENERGY, INC.

By: /s/ Jonathan D. Hoopes

Name: Jonathan D. Hoopes

Title: President and COO